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                                                                   Exhibit 23.3


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Dycom Industries, Inc. on Form S-3 of our reports dated July 23, 1997 and August 29, 1996 (which is also dated as of January 3, 1997 for Notes 5 and 6 of the financial statements of Communications Construction Group, Inc.) appearing in the Annual Report of Form 10-K of Dycom Industries, Inc. for the year ended July 31, 997 and to the reference to us under the headings "Summary Consolidated Financial Data" and "Experts" in the Prospectus, which is part of this Registration Statement.



NORWALK & ASSOCIATES
Certified Public Accountants
Cranbury, New Jersey

September 29, 1997